STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

JEFFERY LANDERFELT
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

C T CORPORATION SYSTEM

Job:C20151203-2135
December 4, 2015

Special Handling Instructions:
EXP/DESG EMAILED 12/04/15 NEH

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20150531655-93	12/3/2015 1:11:43 PM	1	$175.00	$175.00
24 Hour Expedite	20150531655-93	12/3/2015 1:11:43 PM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Billed	750060	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

C T CORPORATION SYSTEM

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150531655-93
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 12/03/2015 1:11 PM
	Entity Number E0547532011-0

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

SMSA BALLINGER ACQUISITION CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

That of the 10,000,000 shares of Preferred Stock, having a par value of one-tenth of a cent ($0.001) per share ("Preferred Stock"), authorized to be issued by the Corporation, 5,000,000 shares are hereby designated as "Series A Convertible Preferred Stock." The rights, preferences and limitations granted to and imposed upon the Series A Convertible Preferred Stock are as set forth as follows: 1. Designation and Amount. 5,000,000 shares of Preferred Stock of the Corporation are hereby designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"). 2. Voting Rights. The holders of shares of Series A Convertible Preferred Stock shall be entitled to One Hundred (100) votes for each share of Series A Convertible Preferred Stock held on any matters requiring a stockholder vote of the Corporation. 3. Conversion. Any holder of shares of Series A Convertible Preferred Stock shall have the right, by written election to the Corporation, to convert all or any portion of the outstanding shares of series A Convertible Preferred Stock held by such holder into an equal number of share of common stock of the Corporation, having a par value of one-tenth of a cent ($0.001) per share (the "Common Stock"). 4. Rank. Shares of Series A Convertible Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, pari passu with the Corporation's Common Stock. 5. Other Rights. The shares of Series A Convertible Preferred Stock shall not have any rights, preferences, or limitations other than as set forth herein.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.